Exhibit 99.1

Meridian Corporation Reports Net Income of $2.5 Million, or $0.39 Per Diluted Share, in 1Q 2020

MALVERN, Pa., April 27, 2020 — Meridian Corporation (Nasdaq: MRBK) today reported:

	2020	2019	2019
(Dollars in thousands, except per share data)	1st QTR	4th QTR	1st QTR
Income:
Net income - consolidated	$2,516	$3,137	$2,006
Diluted earnings per common share	$0.39	$0.49	$0.31

“Our first quarter operating performance was excellent, with robust loan and deposit growth and significantly higher seasonal mortgage originations.  However, our results were disrupted by the pandemic and the ensuing economic crisis that has become our highest priority,” said Christopher J. Annas, Chairman and CEO.  “In mid-March we reacted to the pandemic by reducing branch lobby hours, setting appointment-only visits, and scheduling employees to work remotely.  Over 95% of our customers already prioritize the online banking channels, so activity has been business as usual from an operational standpoint.  Our lending teams have done an excellent job of reaching out to borrowers that have been affected by the economic decline and offering assistance as needed.  We have worked with our business customers to file applications for the Paycheck Protection Program (“PPP”), satisfying nearly 100% of requests for over $195 million in  loans in round one.  In anticipation of potential future credit issues, we increased our loan loss provision by $1.6 million during the quarter, which is significantly higher than the quarterly provisions booked over the last few years.  With our strong capital base, leading technology and commitment to customer service, we will continue to help our customers navigate through these challenging times.”

Covid-19 Pandemic Response

•

Industry Exposure.  The governor of Pennsylvania has ordered all non-essential businesses to close, mandated Stay-at-Home orders, and closed schools and universities.  While the economic impact of these steps is widespread, some industries will be most acutely affected by the current business decline. Meridian has identified various industries that are substantially impacted by these mandates: retail, hospitality, and residential spec construction.  At March 31, 2020, Meridian’s exposure as a percent of the total loan portfolio to these industries was 3.2%, 2.4%, and 6.2%, respectively.

•

SBA Payroll Protection Program.  On March 27, 2020, Congress passed the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) providing economic relief for the country, including the $349 billion Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) to fund short-term loans for small businesses. Meridian began taking loan applications from its small business clients immediately after the program was up and running, eventually generating 547 loans and over $195 million in approved Payroll Protection Program funding for its business clients.

•

Loan Loss Reserve.  Meridian increased its loan loss provision by $1.6 million for the first quarter of 2020, compared to a decrease to the provision of $38 thousand in the preceding quarter and an increase of $1.3 million over its loan loss provision of $219 thousand in the first quarter a year ago, in anticipation of changes in risks associated with loan classification assignments and a slowing economy.

•

Technology.    To protect the well-being of staff and customers, Meridian implemented limited branch hours and  appointment scheduling. The bank also mandated employees to work remotely.  These measures were effected to reduce risk and limit contact under Pennsylvania’s Stay-at-Home orders. Since inception in 2004, Meridian has directed customers to our online banking channels  rather than branch, and has over 95% adoption. Our technology platform concurrently allows employees to have robust VPN access from anywhere, so the remote work transition was seamless.

•

Liquidity and Capital Management.  Meridian was well positioned with adequate levels of cash and liquid assets as of March 31, 2020 to fund PPP loans in April, totaling over $195 million, and to cover the lack of payments for COVID-19 loan deferments.  At March 31, 2020, Meridian’s tangible common equity to average tangible asset ratio was 11.74% and the Bank was well in excess of regulatory requirements.

Income Statement Highlights

First quarter 2020 compared with fourth quarter 2019:

•	Net income was $2.5 million, a decrease of $621 thousand, or 19.8%, driven by a higher provision for loan losses of $1.6 million.
•	Pre-tax, pre-provision income for the quarter was $4.8 million, an increase of $757 thousand or 18.6%.
•	Total revenue was $24.1 million, an increase of $1.4 million or 6.0%, and non-interest income increased $1.4 million or 16.2%, both driven by mortgage banking and SBA income.
o	Mortgage banking revenue increased $874 thousand, mainly due to higher levels of originations stemming from the low rate environment as well as the expansion of our mortgage division into Maryland.
o

The increase in mortgage pipeline generated significant positive fair value changes in both derivative instruments as well as loans held-for-sale of $1.6 million combined.  These changes were largely offset by hedging losses of $1.4 million.

o	SBA income increased $281 thousand.
•	Provision for loan loss increased $1.6 million; $978 thousand related to qualitative provisioning for economic uncertainty as a result of the COVID-19 pandemic.
•	Non-interest expenses increased $691 thousand or 4.8%, driven by mortgage banking related expenses.
•	Net interest margin was 3.49% for the first quarter of 2020.

Balance Sheet Highlights

March 31, 2020 compared to December 31, 2019:

•	Total assets increased $153.4 million, or 13.3%, to $1.3 billion as of March 31, 2020.
•	Total loans increased $56.9 million, or 5.9%, to $1.0 billion as of March 31, 2020.
•	Mortgage loans held for sale increased $73.8 million to $107.5 million as of March 31, 2020.
•	Total deposits grew $142.6 million, or 16.8% to $993.8 million as of March 31, 2020.
•

Mortgage segment originated $254.6 million in loans during the three months ended March 31, 2020, resulting in $8.4 million in revenue. This represents an increase in originations of $76.3 million or 15.5% and $1.2 million or 16.1% in revenue over the prior quarter.

•	Meridian repurchased 316,625 shares of its common stock in the first quarter of 2020, at an average price of $18.10, fulfilling the previously announced repurchase authorization.

Select Condensed Financial Information

	For the Quarter Ended (Unaudited)
	2020	2019	2019	2019	2019
(Dollars in thousands, except per share data)	March 31	December 31	September 30	June 30	March 31
Income:
Net income - consolidated	$2,516	$3,137	$3,317	$2,022	$2,006
Basic earnings per common share	$0.39	$0.49	$0.52	$0.32	$0.31
Diluted earnings per common share	$0.39	$0.49	$0.52	$0.31	$0.31
Net interest income - consolidated	9,666	9,664	9,274	8,922	8,477

	At the Quarter Ended (Unaudited)
	2020	2019	2019	2019	2019
	March 31	December 31	September 30	June 30	March 31
Balance Sheet:
Total assets	$1,303,442	$1,150,019	$1,126,937	$1,055,906	$1,027,514
Loans, net of fees and costs	1,021,561	964,710	935,858	885,172	862,372
Total deposits	993,753	851,168	858,461	840,714	810,713
Non-interest bearing deposits	140,826	139,450	129,302	127,158	115,464
Stockholders' Equity	118,033	120,695	117,772	114,379	111,992

	At the Quarter Ended (Unaudited)
	2020	2019	2019	2019	2019
	March 31	December 31	September 30	June 30	March 31
Balance Sheet (Average Balances):
Total assets	$1,156,682	$1,105,246	$1,059,456	$1,001,908	$977,205
Loans, net of fees and costs	981,303	956,598	912,781	874,836	849,237
Total deposits	926,741	859,611	844,568	836,133	788,587
Non-interest bearing deposits	137,141	137,578	126,101	117,664	122,729
Stockholders' Equity	120,469	119,575	116,547	113,605	111,197

	At the Quarter Ended (Unaudited)
	2020	2019	2019	2019	2019
	March 31	December 31	September 30	June 30	March 31
Performance Ratios:
Return on average assets - consolidated	0.87%	1.13%	1.24%	0.81%	0.83%
Return on average equity - consolidated	8.40%	10.41%	11.29%	7.14%	7.32%

	For the Quarter Ended (Unaudited)
	2020	2019	2019	2019	2019
Other Select Condensed Financial Information	March 31	December 31	September 30	June 30	March 31
Mortgage:
Net interest income	$150	$85	$67	$41	$58
Non-interest income	8,284	7,177	7,662	5,957	5,166
Non-interest expense	7,446	6,105	6,393	6,195	5,234
Operating Margin	988	1,157	1,336	(197)	(10)

Reconciliation of Non-GAAP Financial Measures

Meridian believes that non-GAAP measures are meaningful because they reflect adjustments commonly made by management, investors, regulators and analysts to evaluate performance trends and the adequacy of common equity. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for performance and financial condition measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of Meridian’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Meridian believes adjusted net income, adjusted earnings per common share, adjusted ROAA and adjusted ROAE provide a greater understanding of ongoing operations and enhances comparability of results with prior periods. Because management believes that these adjustments are not incurred as a result of ongoing operations, they are not as helpful a measure of the performance of our underlying business, particularly in light of their unpredictable nature and are difficult to forecast. This supplemental presentation should not be construed as an inference that Meridian’s future results will be unaffected by similar adjustments to these measures determined in accordance with GAAP.

	Adjusted Net Income and Earnings per Share (Unaudited)
	2020	2019	2019	2019	2019
(Dollars in thousands, except per share data)	1st QTR	4th QTR	3rd QTR	2nd QTR	1st QTR
Net income - consolidated	$2,516	$3,137	$3,317	$2,022	$2,006
Litigation settlement adjustment, net of tax	—	—	—	517	97
Adjusted net income - consolidated(1)	2,516	3,137	3,317	2,539	2,103

Net income per common share, diluted	$0.39	$0.49	$0.52	$0.31	$0.31
Litigation settlement adjustment, net of tax	—	—	—	0.08	0.02
Adjusted diluted earnings per share(1)	$0.39	$0.49	$0.52	$0.39	$0.33

	Adjusted Return Ratios (Unaudited)
	2020	2019	2019	2019	2019
	1st QTR	4th QTR	3rd QTR	2nd QTR	1st QTR
Return on average assets - consolidated	0.87%	1.13%	1.24%	0.81%	0.83%
Adjusted return on average assets - consolidated(1)	0.87%	1.13%	1.24%	1.02%	0.87%
Return on average equity - consolidated	8.40%	10.41%	11.29%	7.14%	7.32%
Adjusted return on average equity - consolidated(1)	8.40%	10.41%	11.29%	8.97%	7.67%

(1)

Adjusted net income, adjusted earnings per common share, adjusted ROAA and adjusted ROAE are non-GAAP measures and remove the tax effect of the charges to earnings for the settlement of outstanding litigation of $148 thousand (second quarter of 2019), and $28 thousand (first quarter of 2019), respectively,

Income Statement Summary

Net income was $2.5 million, or $0.39 per diluted share for the three months ended March 31, 2020 compared to net income of $3.1 million, or $0.49 per share and $2.0 million, or $0.31 per diluted share, for the fourth and first quarters of 2019, respectively. The decrease quarter-over-quarter was due largely to the increase of $1.6 million in provision for loan losses.  The increase year-over-year was attributable to increased non-interest income of $3.9 million, a $1.2 million increase in net interest income partially offset by a higher provision for loan losses of $1.3 million as well as an increase in non-interest expenses of $3.1 million.

Net interest income was relatively flat quarter-over-quarter at $9.7 million. Interest from the increase in average interest-earning assets during the quarter was offset by the decline in net interest margin of 12 basis points. Net interest income increased $1.2 million, or 14.0%, for the first quarter of 2020, from $8.5 million for the same period in 2019. The growth in net interest income for the three months ended March 31, 2020 compared to the same period in 2019 reflects an increase in average interest earning assets of $176.2 million partially offset by the decrease in the net interest margin 18 basis points. The decrease in net interest margin is a result of the 150 basis point rate reduction on our variable rate loans, which outpaced the repricing of deposits during the current period. The provision for loan losses increased $1.6 million for the three months ended March 31, 2020 and $1.3 million year-over-year to $1.6 million due to loan growth, lower levels of net recoveries and qualitative provisioning for economic uncertainty as a result of the COVID-19 pandemic.

Total non-interest income for the first quarter of 2020 was $10.4 million, up $1.4 million or 16.2%, from the fourth quarter of 2019 and $3.9 million or 60.6% from comparable period in 2019. This overall increase in non-interest income came primarily from our mortgage division. Mortgage banking revenue increased $874 thousand or 12.4% and $3.0 million or 61% for the over the fourth and first quarters of 2019, respectively.  The significant increase in 2020 came from increased levels of mortgage loan originations due to both the expansion of the division into Maryland as well as the favorable rate environment for refinance activity. Refinance activity represented 61% of the total loans originated for the first quarter of 2020, compared to 45% for the fourth quarter of 2019 and 12% for the first quarter of 2019.  The increase in the mortgage pipeline as a result of the expansion and the refinance activity generated significant positive fair value changes in derivative instruments and loans held-for-sale.  These fair value changes increased non-interest income a combined $1.6 million during the first quarter of 2020 compared to the fourth quarter of 2019 and $1.7 million over the first quarter of 2019. These changes were largely offset by changes in net hedging losses of $1.4 million and $1.2 million for the same periods.

Non-interest income from the sales of SBA loans increased $281 thousand quarter-over-quarter and $569 thousand year-over-year as there was no SBA income in the first quarter of 2019.  Wealth management revenue increased $95 thousand quarter-over-quarter and $157 thousand year-over-year.  The improvement for both periods was driven by growth in number of client accounts as well as favorable market conditions.

Total non-interest expense for the first quarter of 2020 was $15.2 million, up $691 thousand or 4.8%, from the fourth quarter of 2019 and up $3.1 million or 25.4%, from the comparable period in 2019.  The increase from both prior year periods is largely attributable to an increase in salaries and employee benefits expense, which increased $516 thousand or 5.5%, compared to the fourth quarter of 2019, and $2.2 million or 27.9%, from the comparable period in 2019. Full-time equivalent employees, particularly in the mortgage division, increased year over year. As noted above, in the first quarter of 2020 we expanded our mortgage division into Maryland with the hiring of nearly 70 individuals. The number of full time employees at the bank, particularly in SBA and lease lending, also increased over both prior year periods.

Variable loan expenses increased by $372 thousand or 52.9%, from the fourth quarter of 2019, and increased $607 thousand or 129.6%, from the comparable period in 2019, reflecting the higher levels of mortgage loan originations. Professional fees increased $53 thousand or 8.6%, from the fourth quarter of 2019, and increased $195 thousand or 41.3%, from the comparable period in 2019, due mainly to the increased legal and accounting costs from public company filing requirements. Advertising and promotion expense were down $97 thousand or 13.7%, from the fourth quarter of 2019, and up $144 thousand or 31.0%, from the comparable period in 2019. The decrease from the fourth quarter of 2019 was due to the timing of advertising campaigns, while the increase from the comparable period in 2019 was due to an increase in business development activity. Other expenses were down $69 thousand or 5.3%, from the fourth quarter of 2019, while relatively flat from the comparable period in 2019.  The decrease from the fourth quarter of 2019 was due to a decline in employee expenses such as travel and training related costs.

Balance Sheet Summary

As of March 31, 2020, total assets were $1.3 billion compared with $1.2 billion as of December 31, 2019 and $1.0 billion as of March 31, 2019. Total assets increased $275.9 million, or 26.9%, on a year-over-year basis and $153.4 million, or 13.3%, from the previous quarter, primarily due to strong loan growth.

Total loans, excluding mortgage loans held-for-sale, grew $56.9 million, or 5.9%, to $1.0 billion as of March 31, 2020, from $964.7 million as of December 31, 2019 and $159.2 million or 18.5% from $862.4 as of March 31, 2019. The increase in loans for both periods is attributable to several commercial categories as we continue to grow our presence in the Philadelphia market area. Commercial loans increased $29.3 million, or 9.93%, quarter-over-quarter, and $55.5 million, or 20.6% year-over-year. Commercial real estate and commercial construction loans combined increased $31.9 million, or 6.0%, quarter-over-quarter and $112.7 million or 25.0% year-over-year. Residential loans held in portfolio decreased $1.0 million, or 1.9%, quarter-over-quarter and $5.0 million or 8.7% year-over-year reflecting refinance activity in the low rate environment. Residential mortgage loans held for sale increased $73.8 million, or 219.0%, to $107.5 million as of March 31, 2020 from $33.7 million at December 31, 2019 and $77.9 million from $29.6 million as of March 31, 2019. The increase in mortgage originations is primarily the result of our expansion of our mortgage division into Maryland as well as the increase in refinance activity.

Deposits were $993.8 million as of March 31, 2020, up $142.6 million, or 16.8%, from December 31, 2019, and up $183.0 million, or 22.6%, from March 31, 2019. Non-interest bearing deposits increased $1.4 million, or 1.0%, from December 31, 2019 and increased $25.4 million, or 22.0%, from March 31, 2019. Interest-bearing checking accounts increased $89.0 million, or 94.2%, quarter-over-quarter, and increased $70.9 million or 63.0% year-over-year. New business relationships and municipal accounted for $30.9 million and $58 million, respectively.  Money market accounts/savings accounts increased $56.9 million, or 18.6% since December 31, 2019 and $75.9 million, or 26.5%, since March 31, 2019 due largely to new business money market accounts.  Certificates of deposit decreased $4.7 million, or 1.5%, during the year and increased $10.9 million, or 3.7%, quarter-over-quarter.

Consolidated stockholders’ equity of the Corporation was $118.0 million, or 9.06% of total assets as of March 31, 2020, as compared to $120.7 million, or 10.50% of total assets as of December 31, 2019. Total equity was reduced by $317 thousand as a result of shares repurchased during the quarter under the Meridian Corporation stock buy-back program. As of March 31, 2020, the Tier 1 leverage ratio was 13.22%, the Tier 1 risk-based capital and common equity ratios were 13.66%, and total risk-based capital was 14.84%. Quarter-end numbers show a tangible common equity to tangible assets ratio of 11.74%. Tangible book value per share was $18.60 as of March 31, 2020, compared with $18.09 as of December 31, 2019.

Asset Quality Summary

Asset quality remains strong year-over-year. The Bank realized net charge-offs of 0.00% of total average loans for the quarter ending March 31, 2020, compared with net recoveries of 0.03% and 0.01% for the quarters ended December 31, 2019 and March 31, 2019. Total non-performing assets, including loans and other real estate property, were $6.6 million as of March 31, 2020, $3.5 million as of December 31, 2019, and $4.0 million as of March 31, 2019. The ratio of non-performing assets to total assets as of March 31, 2020 was 0.51% compared to 0.30% as of December 31, 2019 and 0.38% as of March 31, 2019. The ratio of allowance for loan losses to total loans held for investment, excluding loans at fair value, was 1.10% as of March 31, 2020, up from the 1.00% recorded as of December 31, 2019 and 0.99% as of March 31, 2019.

About Meridian Corporation

Meridian Bank, the wholly owned subsidiary of Meridian Corporation, is a full-service commercial bank headquartered in Malvern, Pennsylvania with 20 offices in the greater Philadelphia Metro market as well as 6 offices in Maryland. The Bank offers a full range of commercial and retail loan and deposit products, along with wealth management and electronic payment services. Meridian Mortgage, a division of the Bank, is a top tier provider of residential mortgage loans. For additional information, visit our website at www.meridianbanker.com. Member FDIC.

 “Safe Harbor” Statement

In addition to historical information, this press release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Meridian Corporation’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Meridian Corporation’s control). Numerous competitive, economic, regulatory, legal and technological factors, risks and uncertainties that could cause actual results to differ materially include, without limitation, the current COVID-19 pandemic and government responses thereto, among others, could cause Meridian Corporation’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements.  Meridian Corporation cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management’s current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Meridian Corporation’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2019 subsequently filed quarterly reports on Form 10‑Q and current reports on Form 8‑K that update or provide information in addition to the information included in the Form 10‑K and Form 10‑Q filings, if any. Meridian Corporation does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by Meridian Corporation or by or on behalf of Meridian Bank.

FINANCIAL TABLES FOLLOW

FINANCIAL RATIOS

	Quarterly
	2020	2019	2019	2019	2019
(Dollars in thousands, except per share data)	1st QTR	4th QTR	3rd QTR	2nd QTR	1st QTR
Earnings and Per Share Data
Net income	$2,516	$3,137	$3,317	$2,022	$2,006
Basic earnings per common share	0.39	0.49	0.52	0.32	0.31
Diluted earnings per common share	0.39	0.49	0.52	0.31	0.31
Common shares outstanding	6,094	6,404	6,408	6,407	6,407

Performance Ratios
Return on average assets - consolidated	0.87%	1.13%	1.24%	0.81%	0.83%
Return on average equity - consolidated	8.40%	10.41%	11.29%	7.14%	7.32%
Net interest margin (TEY)	3.49%	3.61%	3.61%	3.72%	3.67%
Yield on earnings assets	4.98%	5.18%	5.29%	5.44%	5.33%
Cost of funds	1.62%	1.71%	1.83%	1.89%	1.81%
Efficiency ratio	76%	78%	74%	85%	81%

Asset Quality Ratios
Net charge-offs (recoveries) to average loans	(0.00%)	(0.03%)	0.00%	(0.03%)	(0.01%)
Non-performing loans/Total loans	0.58%	0.34%	0.40%	0.45%	0.43%
Non-performing assets/Total assets	0.51%	0.30%	0.36%	0.40%	0.38%
Allowance for loan losses/Total loans	0.98%	0.95%	0.95%	0.93%	0.94%
Allowance for loan losses/Total loans held for investment (excluding loans at fair value)	1.10%	1.00%	1.01%	0.99%	0.99%
Allowance for loan losses/Non-performing loans	168.28%	281.24%	236.95%	208.28%	218.64%

Capital Ratios
Book value per common share	$19.37	$18.84	$18.38	$17.85	$17.48
Tangible book value per common share	$18.60	$18.09	$17.62	$17.09	$16.70
Total equity/Total assets	9.06%	10.50%	10.45%	10.83%	10.90%
Tangible common equity/Tangible assets	11.74%	13.52%	10.06%	10.42%	10.47%
Tier 1 leverage ratio	13.22%	14.08%	10.69%	10.96%	11.01%
Common tier 1 risk-based capital ratio	13.66%	14.98%	11.25%	11.37%	11.71%
Tier 1 risk-based capital ratio	13.66%	14.98%	11.25%	11.37%	11.71%
Total risk-based capital ratio	14.84%	16.09%	13.11%	13.23%	13.65%

	Statements of Income (Unaudited)
	Quarter Ended
(Dollars in Thousands)	March 31, 2020	March 31, 2019
Interest Income
Interest and fees on loans	$13,270	$11,887
Investments and cash	524	437
Total interest income	13,794	12,324

Interest Expense
Deposits	3,254	3,236
Borrowings	874	611
Total interest expense	4,128	3,847

Net interest income	9,666	8,477
Provision for loan losses	1,552	219
Net interest income after provision for loan losses	8,114	8,258

Non-Interest Income
Mortgage banking income	7,902	4,908
Wealth management income	1,021	864
SBA income	569	—
Earnings on investment in life insurance	70	72
Net change in fair value of derivative instruments	954	16
Net change in fair value of loans held for sale	860	90
Net change in fair value of loans held for investment	(62)	324
Gain (loss) on hedging activity	(1,425)	(275)
Service charges	28	27
Other	438	421
Total non-interest income	10,355	6,447

Non-Interest Expenses
Salaries and employee benefits	9,884	7,727
Occupancy and equipment	924	963
Loan expenses	1,075	468
Professional fees	667	472
Advertising and promotion	609	465
Data processing	344	324
Information technology	318	266
Communications	130	192
Other	1,247	1,240
Total non-interest expenses	15,198	12,117

Income before income taxes	3,271	2,588
Income tax expense	755	582
Net Income	$2,516	$2,006

Weighted-average basic shares outstanding	6,382	6,407
Basic earnings per common share	$0.39	$0.31

Adjusted weighted-average diluted shares outstanding	6,419	6,436
Diluted earnings per common share	$0.39	$0.31

	Statement of Condition (Unaudited)
(Dollars in Thousands)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Assets
Cash & cash equivalents	$37,522	$39,371	$40,532	$30,630	$38,940
Investment securities	99,324	68,645	61,571	60,816	63,152
Mortgage loans held for sale	107,506	33,704	48,615	39,288	29,612
Loans, net of fees and costs	1,021,561	964,710	935,858	885,172	862,372
Allowance for loan losses	(11,098)	(9,513)	(9,312)	(8,625)	(8,376)
Bank premises and equipment, net	8,410	8,636	8,929	9,225	9,276
Bank owned life insurance	11,930	11,859	11,787	11,713	11,641
Other real estate owned	—	120	120	120	120
Goodwill and intangible assets	4,704	4,773	4,841	4,909	4,978
Other assets	23,583	27,714	23,996	22,658	15,799
Total Assets	$1,303,442	$1,150,019	$1,126,937	$1,055,906	$1,027,514

Liabilities & Stockholders’ Equity
Liabilities
Non-interest bearing deposits	$140,826	$139,450	$129,302	$127,158	$115,464
Interest bearing deposits
Interest checking	183,381	94,416	80,588	88,055	112,484
Money market / savings accounts	362,370	305,472	327,643	284,666	286,463
Certificates of deposit	307,176	311,830	320,928	340,835	296,302
Total interest bearing deposits	852,927	711,718	729,159	713,556	695,249
Total deposits	993,753	851,168	858,461	840,714	810,713
Borrowings	134,730	126,799	131,588	83,927	88,264
Subordinated debt	40,885	40,962	9,176	9,176	9,239
Other liabilities	16,041	10,395	9,940	7,710	7,306
Total Liabilities	1,185,409	1,029,324	1,009,165	941,527	915,522

Stockholders' Equity	118,033	120,695	117,772	114,379	111,992
Total Liabilities & Stockholders’ Equity	$1,303,442	$1,150,019	$1,126,937	$1,055,906	$1,027,514

	Condensed Statements of Income (Unaudited)
	Three Months Ended
(Dollars in Thousands)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Interest income	$13,794	$13,877	$13,590	$13,073	$12,324
Interest expense	4,128	4,213	4,316	4,151	3,847
Net interest income	9,666	9,664	9,274	8,922	8,477
Provision for loan losses	1,552	(38)	705	14	219
Non-interest income	10,355	8,909	9,814	7,928	6,447
Non-interest expense	15,198	14,507	14,152	14,244	12,117
Income before income tax expense	3,271	4,104	4,231	2,592	2,588
Income tax expense	755	967	914	570	582
Net Income	$2,516	$3,137	$3,317	$2,022	$2,006

Weighted-average basic shares outstanding	6,382	6,407	6,407	6,407	6,407
Basic earnings per common share	$0.39	$0.49	$0.52	$0.32	$0.31

Adjusted weighted-average diluted shares outstanding	6,419	6,443	6,436	6,436	6,436
Diluted earnings per common share	$0.39	$0.49	$0.52	$0.31	$0.31

	Segment Information
	Three Months Ended March 31, 2020				Three Months Ended March 31, 2019
(Dollars in thousands)	Bank	Wealth	Mortgage	Total	Bank	Wealth	Mortgage	Total
Net interest income	$9,518	(2)	150	9,666	$8,381	38	58	8,477
Provision for loan losses	1,552	—	—	1,552	219	—	—	219
Net interest income after provision	7,966	(2)	150	8,114	8,162	38	58	8,258
Non-interest income	1,050	1,021	8,284	10,355	463	818	5,166	6,447
Non-interest expense	6,964	788	7,446	15,198	6,063	820	5,234	12,117
Operating Margin	$2,052	231	988	3,271	$2,562	36	(10)	2,588